EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Jim Anderson, Chairman and CEO

John Gelp, Chief Financial Officer

(763) 553-9300

ZOMAX ANNOUNCES CHANGE TO PREVIOUSLY RELEASED 2002 YEAR-END AND FOURTH QUARTER RESULTS

MINNEAPOLIS, MN…March 26, 2003…Zomax Incorporated (Nasdaq: ZOMX) today reported revised earnings for its fourth quarter ended December 27, 2002.  The decrease in fourth quarter and total year results was an amount of $0.3 million ($.01 per share) due to electricity usage under-billed to Zomax’ California manufacturing facility.  Zomax was notified after the release of its preliminary 2002 results on February 12, 2003 that Pacific Gas & Electric (PG & E) had incorrectly calculated electricity usage at the California facility during the second half of 2002.  This calculation was a result of new electricity metering equipment that had been incorrectly installed by PG & E.

Revised net loss for the fourth quarter of 2002 was $(0.3) million, as compared to a loss of $(0.5) million in 2001.  Net loss per share was $(.01), as compared to a loss of $(.02) per share in the fourth quarter of 2001.  Revised net loss for the year ended December 27, 2002 was $(0.7) million, or $(.02) per share, as compared to earnings of $9.0 million, or $.27 per diluted share, in 2001.

Sales were unchanged at $50.4 million, as compared to $56.4 million for the same period last year.  Sales for the full year ended December 27, 2002 were unchanged at $185.5 million, as compared to $216.8 million for the full year 2001.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  The Company enhances the process of sourcing, production, and fulfillment through a modular suite of supply chain outsourcing services.  These service include “front-end” E-commerce support, customer contact center and customer support solutions; DVD authoring services; CD and DVD mastering; CD and DVD replication; supply chain and inventory management; graphic design; print management; assembly; packaging; warehousing; distribution and fulfillment; and RMA processing.   The Company’s Common Stock is traded on the Nasdaq Stock Market under the symbol “ZOMX”.

ZOMAX INCORPORATED
Consolidated Statements Of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 27, 2002	Dec. 28, 2001	Dec. 27, 2002	Dec. 28, 2001
Sales	$50,436	$56,358	$185,500	$216,797
Cost of Sales	42,977	43,800	152,688	166,688
Gross Profit	7,459	12,558	32,812	50,109
Selling, general and administrative expenses	8,480	8,234	35,264	31,964
Impairment of goodwill	—	923	—	923
Operating Income	(1,021)	3,401	(2,452)	17,222
Impairment of investment in unconsolidated subsidiary	—	(4,400)	—	(4,400)
Other income (expense)	399	252	1,200	1,432
Income (Loss) Before Income Taxes	(622)	(747)	(1,252)	14,254
Provision for Income Taxes	(347)	(219)	(573)	5,221
Net Income (Loss)	$(275)	$(528)	$(679)	$9,033

Earnings (Loss) Per Share
Basic	$(0.01)	$(0.02)	$(0.02)	$0.28
Fully Diluted	$(0.01)	$(0.02)	$(0.02)	$0.27

Weighted average common shares outstanding:
Weighted average common shares outstanding	33,086	32,793	33,050	32,364
Dilutive effect of stock options and warrants	—	—	—	788
Weighted average common and diluted shares outstanding	33,086	32,793	33,050	33,152

ZOMAX INCORPORATED
Consolidated Balance Sheets
(Dollars in thousands)

	Dec. 27, 2002	Dec. 28, 2001
Current Assets:
Cash	$72,146	$74,999
Accounts receivable, net	32,785	30,328
Inventories	9,712	11,142
Other current assets	10,580	7,038
Total current assets	125,223	123,507

Property and equipment, net	34,947	39,913
Investment in available-for-sale security	7,013	—
Other assets	—	86
TOTAL ASSETS	$167,183	$163,506

Current liabilities:
Current portion of notes payable	$2,989	$2,976
Accounts payable and accrued expenses	31,755	26,925
Income taxes payable	519	3,717
Total current liabilities	35,263	33,618

Notes payable, net of current portion	747	3,720
Deferred income taxes	624	1,744
Total liabilities	36,634	39,082

Shareholders’ equity:
Common stock	64,071	63,214
Retained earnings	66,447	67,126
Other comprehensive income	31	(5,916)
Total shareholders’ equity	130,549	124,424
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$167,183	$163,506

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